Exhibit 5.1
September 18, 2008
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160

Re:	Registration Statement on Form S-3
Dear Ladies and Gentlemen:
          We have acted as counsel to Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to Rule 462(b) of the Act for the purpose of registering under the Act up to an additional $21.375 million aggregate amount of common stock, preferred stock and depositary shares of the Company (the “Securities”) to be offered and sold from time to time on a delayed basis by the Company, all as more fully described in the Registration Statement. All capitalized terms not otherwise defined herein have the meanings set forth in the Registration Statement.
          In rendering this opinion, we have reviewed (i) the Company’s amended and restated certificate of incorporation and amended and restated by-laws, each as amended to date; (ii) certain resolutions of the Company’s Board of Directors or committees of the Board of Directors (the “Resolutions”); (iii) the Registration Statement, including the prospectus filed therewith constituting a part of the Registration Statement and the exhibits to the Registration Statement; (iv) those exhibits that have been incorporated by reference to the Registration Statement; and (v) such other proceedings, documents and records and such questions of law as we have deemed necessary or appropriate to enable us to render this opinion.
          In so acting, we have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed herein.
     We have assumed that (i) the Securities offered by the Company will have been specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof, (ii) any Securities issuable upon conversion, exchange or exercise of any Security being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise, (iii) any Securities consisting of common stock or preferred stock (or depositary shares), including common stock or preferred stock issuable upon conversion, exchange or exercise of any Security being offered, will have been duly authorized and issued, and the certificates evidencing the same will have been duly executed and delivered, against receipt of the consideration approved by the Company which will be no less than the par value thereof, (iv) the Commission will have entered an appropriate order declaring effective the Registration Statement, (v) a prospectus supplement will have been filed with the Commission describing the Securities offered thereby, (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement and the applicable prospectus supplement, (vii) a definitive purchase, underwriting or similar agreement with respect to the Securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (viii) the terms of the Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (ix) the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted as copies, and (x) the genuineness of all signatures and legal competence of all signatories.
     With respect to the issuance and sale of any series of preferred stock, we have assumed that an appropriate statement establishing the series or an amendment to the Company’s amended and restated certificate of incorporation, setting forth the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications and restrictions thereof, with respect to such series of preferred stock will have been duly adopted by the Company’s Board of Directors (or an authorized committee thereof) and filed with and accepted by the Secretary of State of the State of Delaware.
     Based upon the foregoing, we are of the opinion that any Securities consisting of common stock or preferred stock (or depositary shares), when issued and sold in the manner described in the Registration Statement and any applicable prospectus supplement relating thereto, will be duly authorized, validly issued, fully paid and non-assessable.

Midwest Banc Holdings, Inc.
September 18, 2008

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Hinshaw & Culbertson LLP

Hinshaw & Culbertson LLP